Exhibit 10.1

Summary of Reimbursement Arrangement Between
Roberts Realty Investors, Inc. and Roberts Properties, Inc.

Roberts Realty Investors, Inc. will reimburse Roberts Properties, Inc. the cost of providing consulting services in an amount equal to an appropriate hourly billing rate for an employee multiplied by the number of hours that the employee provided services to Roberts Realty. For the purpose of this arrangement, the appropriate billing rate is calculated by multiplying an hourly cost rate for an employee (which is defined as the employee’s salary, plus benefits paid by Roberts Properties, divided by 2,080) by a factor of 2, or 2.25 for Roberts Properties’ Chief Financial Officer.